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                                                                    EXHIBIT 99.1

[CHEMPOWER LETTERHEAD]                               PRESS
                                                     RELEASE

                                                     FOR IMMEDIATE RELEASE
                                                     ON JANUARY 21, 1997

                                                     Contact:   Robert E. Rohr
                                                                VP - Finance
                                                                (330) 896-4202

                                                     CHEM #97-1


           CHEMPOWER AND AMERICAN ECO AGREE TO EXTEND TIME FOR MERGER

        AKRON, Ohio (January 21, 1997) - Chempower, Inc. (NASDAQ-NMS: CHEM) and American Eco Corporation (NASDAQ: ECGOF / TSE: ECX) announced today that they have agreed to extend the outside date by which the merger of a subsidiary of American Eco Corporation with and into Chempower must be consummated. The previously announced merger agreement provides for American Eco's acquisition of Chempower at a price of $6.20 per share in cash. The merger agreement gave either party the right to terminate the agreement if the merger was not consummated by January 31, 1997. Pursuant to the agreement reached today, the parties have agreed to waive the termination right until February 28, 1997. The waiver could extend to March 31, 1997 if certain regulatory approvals cannot be obtained by February 28, 1997.

        Chempower and American Eco Corporation have further agreed to the general terms of a financing arrangement which includes Toomas J. Kukk, Chairman, President and CEO of Chempower, and Ernest M. Rochester, Vice Chairman and Secretary, and members of their immediate families, who together own approximately 56% of Chempower's outstanding shares, deferring the payment to them of a portion of the merger consideration of $6.20 per share for up to one year.

        As previously announced, an overwhelming majority of Chempower's shareholders voted to approve the merger at a special meeting of shareholders held in Cleveland, Ohio on November 12, 1996.

        Closing of the merger remains subject to requisite regulatory approvals, the completion of financing, and the satisfaction of certain other conditions as specified in the merger agreement.

        Chempower is a manufacturing, construction and environmental services company for the power generation industry through subsidiaries in 14 Eastern U.S. states from New Jersey to Indiana in the mid-west and Alabama in the south. Specific products and services include insulation, sheetmetal fabrication, mechanical construction, and asbestos abatement.

        American Eco is a leading North American provider of single source construction, project management, maintenance, demolition, dismantlement, and environmental remediation services in the refining, petrochemical, government, commercial, manufacturing, and utility industries.